                                                               Exhibit 99.d(vii)

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                        INVESTMENT SUB-ADVISORY AGREEMENT

     The Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, and applicable to Hartford Focus HLS Fund, et al. (the "Agreement"), is hereby amended to include HARTFORD EQUITY INCOME HLS FUND (the "New Fund") as a new Portfolio. All provisions in the Agreement shall apply to the New Fund except as stated below.

     The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of HARTFORD EQUITY INCOME HLS FUND:

                 NET ASSET VALUE                    ANNUAL RATE
                 ---------------                    -----------
                 First $50 million                     0.350%
                 Next $100 million                     0.275%
                 Next $350 million                     0.225%
                 Next $500 million                     0.220%
                 Amount Over $1 billion                0.175%

     This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 31st day of October, 2003.


HL INVESTMENT ADVISORS, LLC             WELLINGTON MANAGEMENT COMPANY, LLP


By: /s/ David M. Znamierowski           By: /s/ Lorraine A. Keady
    -------------------------               ---------------------
     David M. Znamierowski
     Senior Vice President                  /s/ Cynthia M. Clarke
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